Exhibit 99.(d)(1)(c)

SCHEDULE B

(as of August 28, 2023)

As consideration for the Adviser’s services to each of the Funds listed below, the Adviser shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

ETF	Annual Percentage of Average Daily Net Assets (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco Bloomberg MVP Multi-factor ETF (formerly, Invesco Dynamic Market ETF)	0.29	3/22/06	7/20/06	9/18/06	4/30/24
Invesco Next Gen Connectivity ETF (formerly, Invesco Dynamic Networking ETF)	0.40	3/22/06	6/14/06	9/18/06	4/30/24

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

INVESCO EXCHANGE-TRADED FUND TRUST

By:	/s/ Anna Paglia
Name:	Anna Paglia
Title:	President and Principal Executive Officer

INVESCO CAPITAL MANAGEMENT LLC

By:	/s/ Anna Paglia
Name:	Anna Paglia
Title:	Managing Director and Chief Executive Officer